Exhibit 5.1

January 17, 2006

Vital Signs, Inc.
20 Campus Road
Totowa, NJ 07512

Re: Registration Statement on Form S-3 (File No. 333-130691)

Ladies and Gentlemen:

We have acted as special securities counsel to Vital Signs, Inc., a New Jersey corporation (the “Company”), in connection with its Registration Statement on Form S-3 (File No. 333-130691) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to the registration of a total of 2,070,000 shares of the Company's common stock, no par value (the “Common Stock”), 434,000 of which are being offered by the Company (the “Company Shares”), 1,366,000 of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholder Primary Shares”) and 270,000 of which may be purchased by the underwriters pursuant to an over-allotment option granted by the Selling Stockholders (the “Selling Stockholder Over-Allotment Shares,” and, together with the Selling Stockholder Primary Shares, the “Selling Stockholder Shares”). The Company Shares and the Selling Stockholder Shares are referred to herein collectively as the “Shares”.

In connection with this opinion, we have examined and are familiar with copies of the Registration Statement, the Company's Restated Certificate of Incorporation, the Company's Bylaws and corporate proceedings of the Company relating to the Shares. In addition, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought to verify such matters independently.

Our opinion herein is expressed solely with respect to the federal laws of the United States and New Jersey law. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.   The Company Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.   The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and either (i) are validly issued, fully paid and non-assessable or (ii) upon the issuance thereof upon the exercise of stock options in accordance with the terms of the respective stock options, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Legal matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ LOWENSTEIN SANDLER PC